Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Compensation Committee of the
VWR Corporation Board of Directors:
We consent to the incorporation by reference in the registration statement (No. 333-203529) on Form S-8 of VWR Corporation of our report dated March 30, 2016, with respect to the statement of financial condition of the VWR Corporation 2014 Employee Stock Purchase Plan as of December 31, 2015 and the related statement of changes in plan equity for the year then ended, which report appears in the December 31, 2015 annual report on Form 11-K of the VWR Corporation 2014 Employee Stock Purchase Plan.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 30, 2016